Exhibit 99.1

CORRECTED PRESS RELEASE

This press release corrects a prior version published on February 11, 2019 and is updated to revise the amount of merger-related expenses recognized during the fourth quarter of 2018.  Subsequent to filing the original press release and following discussions with the Company’s outside auditors, the Company determined that certain merger-related expenses which had been recognized by Great State Bank prior to the effective date of the merger, should have been recognized as merger-related expenses by Parkway during the fourth quarter of 2018.  These additional merger-related expenses were due to Great State Bank’s termination of certain vendor contracts which were in effect prior to the effective date of the merger.  The Company’s estimate of total merger-related costs recognized by both Great State Bank and Parkway combined remains unchanged and is in line with pre-merger estimates of $2.1 million.   The impact to Parkway was an increase in merger-related expenses of $749 thousand and a decrease in income tax expense of $162 thousand.  As a result, the previously-reported financial results for the fourth quarter and year ended December 31, 2018 have been revised to reflect the foregoing increase to noninterest expense and decrease to income tax expense during the fourth quarter of 2018.  This resulted in a decrease in net income of $587 thousand and other corresponding impacts for the fourth quarter and year ended December 31, 2018.

The corrected release reads:

Parkway Acquisition Corp. Announces Fourth Quarter 2018 Results

FOR IMMEDIATE RELEASE
For more information contact:
Blake Edwards, President & CEO – 276-773-2811
Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, February 11, 2019 (updated March 21, 2019) /PRNewswire-FirstCall/ -- Parkway Acquisition Corp. (“Parkway” or the “Company”) (OTC QX: PKKW) – the holding company for Skyline National Bank (“Skyline” or the “Bank”) – today announced fourth quarter 2018 earnings.

As previously announced, Parkway acquired Great State Bank (“Great State”) on July 1, 2018.  As such, all information contained herein as of and for periods subsequent to July 1, 2018 reflects the combined operations of Parkway and Great State.

Results of Operations for the Three Months ended December 31, 2018 and 2017

Parkway recorded net income of $798 thousand, or $0.13 per share for the quarter ended December 31, 2018 compared to a net loss of $214 thousand, or $0.04 per share for the same period in 2017.  The loss in 2017 was due to a nonrecurring charge to income tax expense to reflect the impact of the Tax Cuts and Jobs Act which was signed into law on December 22, 2017.  The new legislation reduced tax rates effective January 1, 2018, resulting in a re-measurement of the Company’s deferred tax assets and liabilities.  The change in value of the Company’s deferred tax assets was recorded as an addition to current income tax expense of $1.4 million for the three-month period ended December 31, 2017.  Income tax expense related to ordinary operations totaled $269 thousand for the fourth quarter of 2018 compared to $522 thousand for the fourth quarter of 2017.  Net income before income taxes totaled $1.1 million or $0.17 per share for the quarter ended December 31, 2018 compared to $1.7 million or $0.35 per share for the same period in 2017.  The decrease in pretax earnings of $676 thousand from the fourth quarter of 2017 to the fourth quarter of 2018 was due primarily due to merger expenses partially offset by additional revenue from the merger with Great State which was completed on July 1, 2018.

Total interest income increased by $1.9 million for the quarter ended December 31, 2018 compared to the quarter ended December 31, 2017, while interest expense on deposits increased by $205 thousand over the same period.  The increase in interest income was attributable primarily to the merger with Great State which added approximately $95.1 million in loans to the Company’s earning assets.  Accretion of purchased loan discounts increased interest income by $482 thousand in the fourth quarter of 2018 compared to just $214 thousand in the fourth quarter of 2017, representing an increase of $268 thousand.  The increase came mainly as a result of the Great State merger.

Interest expense on deposits increased by $205 thousand due to the addition of interest-bearing deposits from the Great State merger.  Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $130 thousand in the fourth quarter of 2018, compared to just $36 thousand in the fourth quarter of 2017, representing an increase of $94 thousand.  The increase was again due to the Great State merger.

The provision for loan losses was $67 thousand for the quarter ended December 31, 2018, compared to a negative $16 thousand for the quarter ended December 31, 2017.  The reserve for loan losses at December 31, 2018 was approximately 0.65% of total loans, compared to 0.81% at December 31, 2017.  Management’s estimate of probable credit losses inherent in the acquired Great State loan portfolio was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans in addition to the previously acquired loan portfolio from the merger with Cardinal Bankshares Corporation.  As of December 31, 2018, the remaining unaccreted discount on the acquired loan portfolios totaled $5.0 million.

Total noninterest income was $1.2 million in the fourth quarter of 2018 compared to $1.3 million in the fourth quarter of 2017.  Noninterest income in the fourth quarter of 2017 included nonrecurring securities gains of $116 thousand and a gain on the disposal of fixed assets totaling $188 thousand.  Excluding these nonrecurring items in 2017, noninterest income increased by $194 thousand for the quarter ended December 31, 2018 compared to the same period last year.

Total noninterest expenses increased by $2.2 million for the quarter ended December 31, 2018 compared to the quarter ended December 31, 2017.  Salary and benefit costs increased by $589 thousanddue to the increase in employees resulting from the Great State acquisition, combined with an overall increase in health insurance costs, as actual claims have exceeded both current year expected claims as well as prior year actual claims, and a year-end discretionary contribution to the Bank’s 401(k) plan.  Amortization of core deposit intangibles and other merger related expenses increased by a combined total of $1.2 million for the fourth quarter of 2018 as compared to the same quarter in 2017 due to the Great State acquisition.

Income tax expense decreased by $1.7 million for the quarter ended December 31, 2018 compared to the quarter ended December 31, 2017, due mainly to the aforementioned $1.4 million charge to the value of our deferred tax assets in the fourth quarter of 2017.

Results of Operations for the Years ended December 31, 2018 and 2017

For the year ended December 31, 2018, total interest income increased by $3.9 million compared to the year ended December 31, 2017.  The increase in interest income was attributable primarily to the merger with Great State as discussed above.  Accretion of purchased loan discounts increased interest income by $1.2 million in 2018 compared to $1.0 million in 2017, representing an increase of $195 thousand.

Interest expense on deposits increased by $394 thousand due to the addition of interest-bearing deposits from the Great State merger.  Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $327 thousand for the year ended December 31, 2018, compared to $228 thousand for the year ended December 31, 2017.  Interest on borrowings increased by $33 thousand due to overnight borrowings which were accessed in the second and third quarters of 2018 along with FHLB Advances that were acquired as part of the Great State merger.

The provision for loan losses for the year ended December 31, 2018 was $325 thousand, compared to $217 thousand for the year ended December 31, 2017.  Asset quality has remained relatively consistent over the past year therefore the noted increase in loan loss provisions was due primarily to overall growth in the loan portfolio.

Noninterest income increased by $409 thousand in 2018 compared to 2017.  The increase was due to service-related income from the Company’s increased customer base following the merger with Great State as well as nonrecurring proceeds from life insurance contracts totaling $303 thousand in 2018.  Securities gains decreased by $237 thousand for the year ended December 31, 2018 compared to the same period last year as increases in interest rates led to decreases in the market value of the Bank’s investment securities portfolio.

Total noninterest expenses increased by $3.6 million for the year ended December 31, 2018, compared to the year ended December 31, 2017.  As noted above, the overall increase in expenses for the comparative periods was due primarily to the Great State merger.  Specifically, salaries and employee benefits increased by $1.5 million due to an increase in the total number of employees, and benefit costs discussed above.   Merger related expenses increased by $1.2 million in 2018 compared to 2017.

In total, income before taxes increased by $209 thousand in 2018 compared to 2017.  Income tax expense decreased by $1.9 million due mainly to the aforementioned $1.4 million charge to the value of our deferred tax assets in 2017.  Net income for 2018 totaled $4.5 million or $0.81 per share, compared to $2.4 million, or $0.48 per share for 2017.

Balance Sheet

Effective July 1, 2018 the Company completed its previously announced merger with Great State, pursuant to the Agreement and Plan of Merger, dated March 1, 2018.  In connection with the merger with Great State, the Company acquired $145.5 million in assets at fair value, including $95.1 million in loans.  The Company also assumed $133.6 million of liabilities at fair value, including $130.6 million of total deposits with a core deposit intangible asset recorded of $2.4 million, and goodwill of $3.2 million.

With the Great State merger, total assets increased by $132.3 million from December 31, 2017 to December 31, 2018.  Net loans increased by $111.6 million, federal funds sold increased by $11.2 million, and interest-bearing deposits in banks increased by $3.4 million.

Total deposits increased by $113.4 million from December 31, 2017 to December 31, 2018 as a result of the merger.  Noninterest bearing deposits increased by $29.3 million from December 31, 2017 to December 31, 2018, while interest bearing deposits increased by $84.1 million over the same time period.

Stockholders’ equity totaled $75.6 million at December 31, 2018 compared to $57.2 million at December 31, 2017. $15.5 million of the increase is due to the issuance of common stock in connection with the merger with Great State.  The remaining increase was due to earnings of $4.5 million, less a net change in accumulated other comprehensive losses totaling $457 thousand, and the payment of dividends of $1.1 million.  Book value increased from $11.39 per share at December 31, 2017 to $12.17 per share at December 31, 2018.  Skyline remains well capitalized with Common equity tier 1 capital, Tier 1 risk-based capital, Total risk based capital, and Tier 1 leverage ratios of 12.36%, 12.36%, 13.00%, and 10.08%, respectively, as of December 31, 2018.

President and CEO, Blake Edwards stated, “We are extremely pleased with the results of what was a very busy 2018 for Parkway.  Highlights from 2018 included the opening of a new full-service branch in West Jefferson, North Carolina, in April, followed by the completion of our merger with Great State Bank in July and the related information systems conversion in September.  We believe our hard work and success in 2018 has positioned us well to grow and prosper in 2019 and beyond.”

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to the benefits of or other expectations regarding the Great State merger, future financial performance, and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to:  the ability to implement integration plans associated with the Great State merger, which integration may be more difficult, time-consuming or costly than expected; disruptions to customer and employee relationships and business operations caused by the Great State merger or otherwise; the ability to achieve the expected revenues, cost savings and synergies contemplated by the Great State merger within the expected time frame, or at all; changes in interest rates, general economic conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder;  monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending December 31, 2018)

Parkway Acquisition Corp.
Condensed Consolidated Balance Sheets
December 31, 2018 and 2017

	December 31,	December 31,
(dollars in thousands except share amounts)	2018	2017
	(Audited)	(Audited)
Assets
Cash and due from banks	$8,858	$6,367
Interest-bearing deposits with banks	12,159	8,739
Federal funds sold	18,990	7,769
Investment securities available for sale	45,428	50,675
Restricted equity securities	2,053	1,388
Loans	536,465	424,871
Allowance for loan losses	(3,495)	(3,453)
Net loans	532,970	421,418
Cash value of life insurance	17,413	17,348
Foreclosed Assets	753	-
Properties and equipment, net	20,685	17,646
Accrued interest receivable	2,084	1,737
Core deposit intangible	3,892	2,045
Goodwill	3,198	-
Deferred tax assets, net	1,853	2,965
Other assets	9,948	9,864
Total assets	$680,284	$547,961

Liabilities
Deposits
Noninterest-bearing	$160,166	$130,847
Interest-bearing	441,702	357,594
Total deposits	601,868	488,441

Accrued interest payable	89	46
Other liabilities	2,705	2,292
Total liabilities	604,662	490,779

Stockholders’ Equity
Common stock and surplus	41,660	26,166
Retained earnings	35,929	32,526
Accumulated other comprehensive loss	(1,967)	(1,510)
Total stockholders’ equity	75,622	57,182
Total liabilities and stockholders’ equity	$680,284	$547,961
Book value per share	$12.17	$11.39
Tangible book value per share	$11.03	$10.98

Asset Quality Indicators
Nonperforming assets to total assets	0.93%	0.97%
Nonperforming loans to total loans	1.04%	1.26%
Allowance for loan losses to loans at end of period	0.65%	0.81%

Parkway Acquisition Corp.
Condensed Consolidated Statement of Operations
For the Three Months and Year Ended December 31, 2018 and 2017

	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands except share amounts)	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Interest income
Loans and fees on loans	$7,154	$5,332	$24,574	$20,722
Interest-bearing deposits in banks	44	12	106	48
Federal funds sold	101	31	228	111
Interest on taxable securities	283	309	1,181	1,302
Dividends	45	29	97	91
	7,627	5,713	26,186	22,274
Interest expense
Deposits	571	366	1,867	1,473
Interest on borrowings	1	-	34	1
	572	366	1,901	1,474
Net interest income	7,055	5,347	24,285	20,800

Provision for loan losses	67	(16)	325	217
Net interest income after
provision for loan losses	6,988	5,363	23,960	20,583

Noninterest income
Service charges on deposit accounts	406	339	1,538	1,326
Other service charges and fees	517	410	1,840	1,597
Net realized gains on securities	-	116	5	242
Mortgage origination fees	115	90	396	293
Increase in cash value of life insurance	114	111	433	444
Life insurance income	-	-	303	-
Other income	35	231	122	326
	1,187	1,297	4,637	4,228
Noninterest expenses
Salaries and employee benefits	3,343	2,754	11,802	10,283
Occupancy and equipment	706	617	2,671	2,588
Foreclosed asset expense, net	16	11	32	44
Data processing expense	400	292	1,353	1,177
FDIC Assessments	46	47	231	272
Advertising	145	141	569	612
Bank franchise tax	119	147	438	397
Director fees	171	137	370	327
Professional fees	112	121	452	430
Telephone expense	113	91	415	370
Core deposit intangible amortization	219	70	578	282
Merger related expenses	1,122	50	1,978	748
Other expense	596	439	1,968	1,750
	7,108	4,917	22,857	19,280
Net income before income taxes	1,067	1,743	5,740	5,531

Income tax expense	269	1,957	1,214	3,104
Net income	$798	$(214)	$4,526	$2,427

Net income per share	$0.13	$(0.04)	$0.81	$0.48
Weighted average shares outstanding	6,213,275	5,021,376	5,622,224	5,021,376
Dividends declared per share	$0.00	$0.00	$0.20	$0.16